Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Everbridge, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Everbridge, Inc. filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated March 23, 2017 relating to the consolidated financial statements of Everbridge, Inc. and subsidiaries, which appears in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-216907). We also consent to the reference to our firm under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-216907).

/s/ KPMG LLP

Los Angeles, California

April 5, 2017